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Contact:   Fenel Eloi
           Chief Financial Officer
           LifeCell Corporation
           908/947-1100


For Immediate Release
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                      LIFECELL COMPLETES PRIVATE PLACEMENT

BRANCHBURG, NJ (November 22, 1999): LifeCell Corporation (Nasdaq: LIFC) today announced the completion of a private equity financing of 925,000 shares of the company's common stock for a total of approximately $4 million. The shares were purchased by a single investor, The Tail Wind Fund Ltd., a worldwide investor in emerging growth companies and were priced at $4.20 per share. The transaction included the issuance of 200,000 warrants priced at a 30 percent premium to the purchase price. Representatives of Ladenburg Thalmann & Co. Inc. acted as advisors to LifeCell for the transaction.

Paul Thomas, LifeCell president and Chief Executive Officer said, "We are confident that with the growing sales of our current products, AlloDerm(R) and Repliform(TM), and the planned introduction of Micronized AlloDerm(TM), this financing will provide LifeCell with sufficient funds to achieve our stated goal of profitability in the year 2000 while maintaining our robust Research & Development pipeline."

LifeCell Corporation is a bioengineering company engaged in the development and commercialization of tissue regeneration and cell preservation products. LifeCell's tissue processing technology produces an acellular tissue matrix that provides a complete template for normal tissue regeneration. The company's first commercial products are: AlloDerm(R), which serves the plastic reconstructive, dental and burns markets and Repliform(TM) which serves the urogynecology market. In addition, the Company's current product development programs include Micronized AlloDerm(TM), initially for the plastic reconstructive and dermatology markets, and NeoDura(TM) for the duraplasty market. LifeCell's other product development programs include ThromboSol(TM), a formulation for extending the shelf life of transfusable platelets, and technologies to enhance the storage of red blood cells, granulocytes and stem cells. For additional information about the Company, visit LifeCell's web site at http://www.LifeCell.com.

Certain of the statements contained in this news release are forward-looking statements. While these statements reflected the company's current beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially. These factors include, but are not limited to, the uncertainty of product development, of clinical trials, of regulatory approval and of patent protection; the demand for the Company's products and services; uncertainty regarding the adequacy of the financing and profitability; economic and competitive conditions and products; and other risks detailed in the Company's Annual Report on Form 10-K/A for the year ended Dec. 31, 1998.

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